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EXHIBIT 99

MARCH 31, 1994

LOIS LEACH, 303-793-6659
BLAIR JOHNSON, 303-793-6392


         U S WEST TO PRE-FUND EMPLOYEE BENEFIT TRUST WITH
                           STOCK ISSUANCE


     ENGLEWOOD, CO. -- U S WEST (NYSE: USW) today said that it has contributed 4.6 million shares of its common stock to an employee benefit trust. The trust helps cover costs of employees' post-retirement health benefits.

     "We're creating a win-win situation by voluntarily taking steps to fund these benefit costs in advance," said Jim Anderson, U S WEST vice president and treasurer. "First, employees benefit. We're helping to ensure that the funds will be there, when they need their post-retirement health benefits. The company also benefits. By providing funding partly with stock, we're conserving cash needed for other business purposes while still setting aside funds to help meet retirees' future benefit needs."

     In 1990, the Financial Accounting Standards Board issued a rule requiring major corporations to accrue for employee post-retirement benefits, instead of accounting for them as they're paid. The board, which establishes rules for the accounting profession nationwide, did not require companies to fund the liability, only to accrue for it on financial statements.

     When U S WEST adopted the accounting rule in 1992, it already had established benefit trusts and had begun funding the liability for retirees.

     U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's major subsidiary, U S WEST Communications, provides services to 25 million customers in 14 western and midwestern states.

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